Exhibit 99.2

Perma-Fix Announces Financial Results for the Fourth Quarter and Full Year 2010

ATLANTA – March 14, 2011 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the fourth quarter and full year ended December 31, 2010.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Revenue for calendar year 2010 from our Nuclear Segment increased by 7.1% to $95.3 million and comprised 97.5% of our overall revenue of $97.8 million.  The increase resulted primarily from growth in our on-site services business.  Our revenue mix has been increasingly weighted toward on-site services, where revenue streams are more consistent and longer term than project work on the treatment side of the business.  We continue to allocate resources toward onsite work as we focus on growing this segment. Nevertheless, we anticipate additional growth in our treatment business with a major focus on higher activity waste.”

“After a challenging third quarter caused by timing issues related to DOE remediation projects, we started to gain ground as we entered the fourth quarter of 2010 bringing us more in line with historical levels of business.   Building on that momentum, we signed a $4.1 million contract with Energy Northwest in February 2011 for the treatment and disposition of low level radioactive wastes. This is an important contract as it expands the commercial side of our business.”

Financial Results

Revenue for the fourth quarter of 2010 was $25.5 million versus $26.4 million for the same period last year. Overall revenue for the Nuclear Segment increased to $95.3 million from $89.0 million for the same period in 2009. Revenue generated from the DOE Hanford Site increased approximately $697,000 or 7.1% for the quarter.  Revenue from the Engineering Segment decreased to $537,000 from $711,000 for the same period in 2009 primarily due to decrease in billable hours as our engineering business continues to be impacted by economic uncertainty.

Gross profit for the fourth quarter of 2010 was $5.9 million versus $8.3 million for the fourth quarter of 2009 primarily due to lower revenue and revenue mix.  Higher on-site services revenue, which generally carries lower margins, replaced treatment revenue at the facilities.

Operating income for the fourth quarter of 2010 was $2.6 million versus operating income of $4.1 million for the fourth quarter of 2009.  Net income for the fourth quarter of 2010 was $1.6 million, or $0.03 per share, versus net income of $5.7 million or $0.10 per share, for the same period in 2009.   Net income in 2009 included an adjustment related to our deferred tax asset that had a positive impact of $2.5 million.

The Company had an EBITDA of $3.8 million from continuing operations during the quarter ended December 31, 2010, as compared to EBITDA of approximately $5.2 million for the same period of 2009. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months and twelve months ended December 31, 2010 and 2009.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2010	2009	2010	2009
Net Income	$1,545	$5,990	$3,271	$9,687

Adjustments:
Depreciation & Amortization	1,155	1,073	4,530	4,321
Interest Income	(14)	(23)	(65)	(145)
Interest Expense	174	306	755	1,639
Interest Expense - Financing Fees	104	102	412	283
Deferred income tax expense (benefit)	996	(2,490)	1,820	(2,490)
Income Tax (benefit) expense	(179)	240	26	504

EBITDA	$3,781	$5,198	$10,749	$13,799

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended December 31, 2010		Quarter Ended December 31, 2009
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$24,976	$537	$25,647	$711
Gross profit	5,867	28	8,126	183
Segment profit (loss)	3,240	(96)	5,430	104

	Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2009
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$95,332	$2,458	$89,011	$3,382
Gross profit	20,408	207	23,594	887
Segment profit (loss)	10,891	(279)	14,128	423

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Monday, March 14, 2011.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-9210 for U.S. callers, or (201) 689-8049 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight March 18, 2011, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 368618.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense (“DOD”), and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: additional growth in our treatment business with a major focus on higher activity waste.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2010 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in Thousands, Except for Per Share Amounts)	2010	2009	2010	2009

Net revenues	$25,513	$26,358	$97,790	$92,393
Cost of goods sold	19,618	18,049	77,175	67,912
Gross profit	5,895	8,309	20,615	24,481

Selling, general and administrative expenses	3,108	4,051	13,361	14,422
Research and development	186	148	921	609
(Gain) loss on disposal of property and equipment	(7)	—	138	(7)
Income from operations	2,608	4,110	6,195	9,457

Other income (expense):
Interest income	14	23	65	145
Interest expense	(174)	(306)	(755)	(1,639)
Interest expense-financing fees	(104)	(102)	(412)	(283)
Other	18	15	24	21
Income from continuing operations before taxes	2,362	3,740	5,117	7,701
Income tax expense (benefit)	817	(2,250)	1,846	(1,986)
Income from continuing operations	1,545	5,990	3,271	9,687

Income (loss) from discontinued operations, net of taxes	45	(289)	(663)	(65)
Net income	$1,590	$5,701	$2,608	$9,622

Net income (loss) per common share – basic
Continuing operations	$.03	$.11	$.06	$.18
Discontinued operations	—	(.01)	(.01)	—
Net income per common share	$.03	$.10	$.05	$.18

Net income (loss) per common share – diluted
Continuing operations	$.03	$.11	$.06	$.18
Discontinued operations	—	(.01)	(.01)	—
Net income per common share	$.03	$.10	$.05	$.18

Number of common shares used in computing net income (loss) per share:
Basic	55,068	54,559	54,947	54,238
Diluted	55,090	54,990	55,030	54,526

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

(Amounts in Thousands, Except for Share and Per Share Amounts)	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash & equivalents	$136	$101
Account receivable, net of allowance for doubtful accounts of $215 and $226	8,541	11,815
Unbilled receivables	9,436	9,769
Other current assets	3,335	3,290
Deferred tax assets - current	1,734	1,920
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $97 and $70	2,034	1,702
Total current assets	25,216	28,597

Net property and equipment	40,443	42,918
Property and equipment of discontinued operations, net of accumulated depreciation of $755 and $580, respectively	4,209	3,460
Deferred tax asset, net of liabilities	—	272
Intangibles and other assets	54,257	49,563
Intangibles and other assets related to discontinued operations	1,190	1,190
Total assets	$125,315	$126,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	20,214	24,877
Current liabilities related to discontinued operations	2,673	2,230
Total current liabilities	22,887	27,107

Long-term liabilities	20,850	21,479
Long-term liabilities related to discontinued operations	3,074	2,610
Total liabilities	46,811	51,196
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 55,106,180 and54,628,904 shares issued, respectively; 55,067,970 and 54,628,904 outstanding, respectively	55	55
Additional paid-in capital	100,821	99,641
Accumulated deficit	(23,569)	(26,177)
Less Common Stock in treasury at cost: 38,210 shares	(88)	—
Total stockholders' equity	77,219	73,519

Total liabilities and stockholders' equity	$125,315	$126,000